Filed Pursuant to Rule 424(b)(4)

Registration No. 333-276596

PROSPECTUS

Up to 2,249,000 Shares of Common Stock Underlying the Class A Warrants

Up to 16,000,000 Shares of Common Stock Underlying the Class B Warrants

BIOLASE, Inc.

This prospectus relates to the issuance of up to an aggregate of 18,249,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of BIOLASE, Inc. (the “Company,” “we,” “us,” and “our”) consisting of: (i) up to 2,249,000 shares of our Common Stock issuable upon exercise of our Class A Warrants (defined below) and (ii) up to 16,000,000 shares of our Common Stock issuable upon exercise of our Class B Warrants (as defined below).

On February 15, 2024, we completed a best efforts, public offering (the “offering”) pursuant to which we issued securities consisting of an aggregate of: (i) 7,795,000 units (the “Units”), with each Unit consisting of (A) one share of our Common Stock, (B) one Class A warrant to purchase one share of our Common Stock (each, a “Class A Warrant” and collectively, the “Class A Warrants”), each exercisable from time to time for one share of Common Stock at an exercise price of $0.66 per share (the “Class A Warrant Shares”), and (C) one Class B warrant to purchase one share of Common Stock (each, a “Class B Warrant” and collectively, the “Class B Warrants” and collectively with the Class A Warrants, the “Warrants”), each exercisable from time to time for one share of Common Stock at an exercise price of $0.748 per share (the “Class B Warrant Shares” and collectively with the Class A Warrant Shares, the “Warrant Shares”); and (ii) 8,205,000 pre-funded units (the “Pre Funded Units”), with each Pre-Funded Unit consisting of (A) one pre-funded warrant (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”), each such Pre-Funded Warrant being exercisable from time to time for one share of Common Stock at an exercise price of $0.001 per share (the “Pre-Funded Warrant Shares”), (B) one Class A Warrant, and (C) one Class B Warrant. The Units were sold at the public offering price of $0.44 per Unit and the Pre-Funded Units were sold at the public offering price of $0.439 per Pre-Funded Unit under a registration statement on Form S-1 (Registration Number 333-276596). The Units had no stand-alone rights and were not certificated or issued as stand-alone securities. The Common Stock and Warrants immediately became separable and were issued separately in the offering.

The Class A Warrants were issued at the closing of the offering and were exercisable immediately upon issuance. The Class B Warrants were issued at the closing of the offering and will be exercisable on or after the date that our stockholders vote to approve that the Class B Warrants may be exercisable for shares of our Common Stock, as may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (the “Stockholder Approval”).

As of the date of this prospectus (i) all of the Pre-Funded Warrants have been exercised for an aggregate of 8,200,328 shares of our Common Stock upon cashless exercise, (ii) an aggregate of 13,063,452 shares of our Common Stock have been issued upon the cashless exercise of Class A Warrants (leaving 2,249,000 Class A Warrants outstanding) and (iii) no Class B Warrants have been exercised since we have not yet obtained Stockholder Approval.

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BIOL.” On April 17, 2024, the last reported sale price for our Common Stock on the Nasdaq Capital Market was $0.1469 per share. There is no established trading market for the Class A Warrants or the Class B Warrants and we do not expect a market to develop for these warrants. In addition, we do not intend to apply to list the Class A Warrants or the Class B Warrants on the Nasdaq Capital Market or any other national securities exchange or any other nationally recognized trading system.

Investing in our Common Stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is April 22, 2024

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided, any related free writing prospectus that we may authorize to be provided to you and the other information to which we refer you. We have not authorized anyone to provide you with different or additional information. We and the placement agents have not authorized anyone to give any information or to represent anything not contained in this prospectus or any related free writing prospectus that we may authorize to be provided to you. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the cover of the document regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Information contained in, and that can be accessed through our web site, www.biolase.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “BIOLASE” and “our business” refer to BIOLASE, Inc. together with its consolidated subsidiaries and “this offering” refers to the offering contemplated in this prospectus.

ii

INDUSTRY AND MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus and the documents incorporated by reference into this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

iii

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering and the documents incorporated by reference herein, including the information included under the heading titled “Risk Factors.” Unless otherwise noted, all share and per share information relating to our Common Stock in this prospectus has been adjusted to reflect the 1-for-100 2023 Reverse Stock Split (as defined below) effected on July 27, 2023.

Our Company

BIOLASE, Inc. (“BIOLASE” and, together with its consolidated subsidiaries, the “Company,” “we,” “our” or “us”) is a leading provider of advanced laser systems for the dental industry. We develop, manufacture, market, and sell laser systems that provide significant benefits for dental practitioners and their patients. Our proprietary systems allow dentists, periodontists, endodontists, pediatric dentists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. Potential patient benefits include less pain, fewer shots, faster healing, decreased fear and anxiety, and fewer appointments. Potential practitioner benefits include improved patient care and the ability to perform a higher volume, and wider variety of procedures.

We offer two categories of laser system products: Waterlase (all-tissue) systems and diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy and is FDA cleared for over 80 clinical indications to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. For example, Waterlase safely debrides implants without damaging or significantly affecting surface temperature and is an effective, safe solution for preserving sick implants. In addition, Waterlase disinfects root canals more efficiently than some traditional chemical methods. We offer our diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. As of December 31, 2023, we maintained approximately 241 active and 21 pending United States and international patents, with the majority relating to our Waterlase technology. Our patent portfolio is regularly evaluated, and we strategically prioritize our core patents to ensure optimal intellectual property coverage while minimizing annual maintenance fees. From 1998 through December 31, 2023, we have sold over 47,700 laser systems in over 80 countries around the world, and we believe that Waterlase iPlus is the world’s best-selling all-tissue dental laser. Since 1998, we have been the global leading innovator, manufacturer, and marketer of dental laser systems.

We also manufacture and sell consumable products and accessories for our laser systems. Our Waterlase and diode systems use disposable laser tips of differing sizes and shapes depending on the procedure being performed. We also market flexible fibers and hand pieces that dental practitioners replace at some point after initially purchasing laser systems. For our Epic line of diode laser systems, we sell teeth whitening gel kits. During the year ended December 31, 2023, the sale of lasers accounted for approximately 61% of our total sales, and consumables, accessories, and services accounted for approximately 39% of our total sales.

We currently operate in a single reportable business segment. We had net revenues of $49.2 million, $48.5 million, and $39.2 million, in 2023, 2022, and 2021, respectively, and we had net losses of $20.6 million, $28.6 million, and $16.2 million for the same periods, respectively. We had total assets of $35.1 million and $38.2 million as of December 31, 2023 and 2022, respectively.

Recent Developments

Registered Direct Offering and Concurrent Private Placement

On December 6, 2023, we entered into a Securities Purchase Agreement with an institutional investor, pursuant to which we issued, (i) in a registered direct offering, 331,000 shares (the “Shares”) of our Common Stock and pre-funded warrants to purchase 779,940 shares of Common Stock with an exercise price of $0.001 per share, and (ii) in a concurrent private placement (the “Private Placement”), warrants (the “December 2023 Warrants”) to purchase up to 2,221,880 shares of Common Stock (the “December 2023 Warrant Shares”) with an initial exercise price of $1.23 per share. Such registered direct offering and concurrent Private Placement are referred to herein as the “December 2023 Transactions.” The combined purchase price for one share of Common Stock and the December 2023 Warrants was $1.23, and the combined purchase price for one pre-funded warrant and December 2023 Warrants was $1.229. In connection with the closing of the offering on February 15, 2024, the exercise price of the December 2023 Warrants was reduced from $1.23 per share to $0.2256 per share due to certain anti-dilution provisions in these warrants.

We received aggregate gross proceeds from the December 2023 Transactions of approximately $1.4 million, before deducting fees to Maxim Group LLC, as the placement agent, and other estimated offering expenses payable by us. The shares, the pre-funded warrants and the shares of Common Stock issuable upon exercise of the pre-funded warrants were offered by us pursuant to a shelf registration statement on Form S-3 (File No. 333-266852), which was declared effective on August 24, 2022. The December 2023 Warrants and the December 2023 Warrant Shares issued in the Private Placement were not registered under the Securities Act. Rather the December 2023 Warrants and the December 2023 Warrant Shares were issued pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. The December 2023 Warrants are exercisable commencing on the effective date of stockholder approval for the issuance of the shares of our Common Stock issuable upon exercise of the December 2023 Warrants (the “Stockholder Approval Date”) and will expire on the fifth anniversary of the Stockholder Approval Date. The pre-funded warrants issued in the registered direct were immediately exercisable upon issuance, were exercisable at any time until all of the pre-funded warrants are exercised in full.

Compliance with Nasdaq Listing Rules

Stockholders’ Equity Rule

On November 14, 2023, we received a deficiency letter from the Staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in our Quarterly Report on the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Rule”), which requires listed companies to maintain at least $2,500,000 of stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 net income from continuing operations. On December 22, 2023, as supplemented on January 22, 2024, we submitted a plan of compliance to the Staff, which plan demonstrated that we intended to regain compliance with the Rule through, among other things, receipt of approximately $7 million in gross proceeds in the February 2024 Offering, and conversion of certain of our outstanding preferred stock.

On February 13, 2024, Nasdaq informed us that it had determined to grant us an extension to regain compliance with the minimum stockholders’ equity requirement; provided that, prior to March 31, 2024, we close the February 2024 Offering, which was closed on February 15, 2024 and publicly disclose evidence of compliance with the minimum stockholders’ equity requirement upon the filing of our periodic report for the period ending March 31, 2024.On February 16, 2024, the Staff provided notice that based on our Current Report on Form 8-K dated February 12, 2024, the Staff had determined that we complied with Nasdaq Listing Rule 5550(b)(1). However, in the event we fail to evidence compliance with such rule upon the filing of our periodic report for the period ending March 31, 2024, with the SEC and Nasdaq, we may be subject to delisting. In the event we do not satisfy these terms, the Staff will provide written notification that our securities will be delisted. At that time, we may appeal the Staff’s determination to a Hearings Panel. See below under the section entitled “Prospectus Summary–Recent Developments–Compliance with Nasdaq Listing Rules–Staff Determination Letter.”

Bid Price Rule

On March 4, 2024, we received a deficiency letter from the Staff of Nasdaq notifying us that, for the last 30 consecutive business days, ending on March 1, 2024, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq rules, we were provided an initial period of 180 calendar days, or until September 3, 2024 (the “Compliance Date”), to regain compliance with the Bid Price Rule. Compliance is generally achieved if, at any time before the Compliance Date, the bid price for the Common Stock closes at $1.00 or more for a minimum of 10 consecutive business days. However, the Staff may, in its discretion, require a company to satisfy the applicable bid price requirement for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that it has demonstrated an ability to maintain long-term compliance. If we do not regain compliance with the Bid Price Rule by the Compliance Date, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would need to provide written notice of our intention to cure the deficiency during the additional compliance period, by effecting a reverse stock split, if necessary, provided that we meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement. If we do not regain compliance with the Bid Price Rule by the Compliance Date and are not eligible for an additional compliance period at that time, the Staff will provide written notification to us that our Common Stock may be delisted. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel. We intend to monitor the closing bid price of our Common Stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule.See below under the section entitled “Prospectus Summary–Recent Developments–Compliance with Nasdaq Listing Rules–Staff Determination Letter.”

Staff Determination Letter

On April 15, 2024, we received a staff determination letter (the “Staff Letter”) from the Staff of The Nasdaq Stock Market LLC notifying us that, unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”), our securities could be subject to suspension from trading on the Nasdaq Capital Market for failure to meet the $1.00 minimum closing Bid Price Rule for the 30 consecutive business days from January 19 through March 1, 2024, as required by Listing Rule 5550(a)(2), and that we are not eligible for an automatic compliance period because the Panel decision relating to us, dated August 14, 2023, subjected us to a Mandatory Panel Monitor for a period of one year pursuant to Listing Rule 5815(d)(4)(B). Based on the foregoing, we intend to timely request a hearing before the Panel. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Listing Rules, the Panel has the authority to grant us a further extension not to exceed October 14, 2024.

Smaller Reporting Company

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. As a result of being considered a “smaller reporting company,” we will be entitled to certain exemptions regarding the disclosure that we are required to provide in our SEC filings. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties that you should be aware of in evaluating our business. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus:

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You may experience future dilution as a result of the exercise of the Common Warrants, future equity offerings and other issuances of our Common Stock or other securities.
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The market price of our Common Stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.
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The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.
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There is substantial doubt about our ability to continue as a going concern due to our accumulated deficit, recurring and negative cash flow from operations.
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We have experienced net losses for each of the past several years, and we could experience additional losses and have difficulty achieving profitability in the future.
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We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we could be unable to execute our business plan.
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Dentists and patients have been hesitant in adopting laser technologies, and our inability to overcome this hesitation could limit the market acceptance of our products and our market share.
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Any failure in our efforts to train dental practitioners could result in the misuse of our products, reduce the market acceptance of our products and have a material adverse effect on our business, financial condition, and results of operations.
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If future data proves to be inconsistent with our clinical results or if competitors’ products present more favorable results, our revenues could decline and our business, financial condition and results of operations could be materially and adversely affected.
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We could be subject to significant warranty obligations if our products are defective, which could have a material adverse effect on our business, financial condition, and results of operations.
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Product liability claims against us could be costly and could harm our reputation.
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Our manufacturing operations are consolidated primarily in one facility. A disruption at this facility could result in a prolonged interruption of our business and have a material adverse effect on our business, financial condition and results of operations.
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If third parties claim that we infringe their intellectual property rights, we could incur liabilities and costs and have to redesign or discontinue selling certain products, which could have a material adverse effect on our business, financial condition, and results of operations.
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Changes in government regulation, failure to comply with government regulation or the inability to obtain or maintain necessary government approvals could have a material adverse effect on our business, financial condition, and results of operations.
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Our products are subject to recalls and other regulatory actions after receiving FDA clearance or approval.
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Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our Common Stock, negatively impact the price of our Common Stock and negatively impact our ability to raise additional capital.
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The trading price of our Common Stock price has been, and could continue to be, volatile.

Corporate Information

We were originally formed as Societe Endo Technic, SA (“SET”) in 1984 in Marseilles, France, to develop and market various endodontic and laser products. In 1987, SET merged into Pamplona Capital Corp., a public holding company incorporated in Delaware. In 1994, we changed our name to BIOLASE Technology, Inc. and in 2012, we changed our name to BIOLASE, Inc.

Our principal executive offices are located at 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available to the public on a website maintained by the SEC at www.sec.gov, and on our website at www.biolase.com/sec-filings. No portion of our website is incorporated by reference into this prospectus.

THE OFFERING

Shares of Common Stock offered by us

Up to 18,249,000 shares of Common Stock consisting of: (i) 2,249,000 shares of Common Stock issuable upon exercise of Class A Warrants and (ii) up to 16,000,000 shares of Common Stock issuable upon exercise of our Class B Warrants.

Common stock outstanding immediately after the offering (1)	Up to 51,505,943 shares of Common Stock, assuming the exercise of all of the Warrants for 18,249,000 shares of Common Stock

Use of proceeds

We estimate that our gross proceeds from this offering will be approximately $13.5 million, assuming all of the Warrants are exercised for cash on a one-for-one basis. Specifically, if all 2,249,000 shares of Common Stock are issued upon exercise for cash of the Class A Warrants at an exercise price of $0.66 per share, we would receive proceeds of approximately $1.5 million. If all 16,000,000 shares of Common Stock are issued upon exercise for cash of the Class B Warrants at an exercise price of $0.748 per share, we would receive proceeds of approximately $12.0 million. We cannot predict when or how many any of these Warrants will be exercised. It is possible that a significant number of these Warrants may expire and may never be exercised.

We intend to use the proceeds of this offering for working capital and for general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Nasdaq Capital Market symbol

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “BIOL.” There is no established public trading market for the Class A Warrants or the Class B Warrants, and we do not expect a market to develop for any of these securities. In addition, we do not intend to apply to list the Class A Warrants or the Class B Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class A Warrants and the Class B Warrants will be limited.

Transfer Agent and Warrant Agent	Computershare Trust Company, N.A.
Risk factors

See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our Common Stock.

The number of shares of our Common Stock that will be outstanding immediately after this offering as shown above is based on 33,256,943 shares outstanding as of March 27, 2024, and excludes:

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464 shares of our Common Stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6,302.13 per share;
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46,710 shares of our Common Stock issuable upon the settlement of outstanding restricted stock units;
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3,543,130 shares of our Common Stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $13.87 per share;
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291 shares of our Common Stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;
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236 shares of our Common Stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash;
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53,386 additional shares of our Common Stock reserved for future issuance under our 2018 Long-Term Incentive Plan;
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17,883 shares of our Common Stock issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock;
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485,307 shares of our Common Stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock;
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91,132 shares of our Common Stock issuable upon paid in-kind dividends on our outstanding shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock, assuming all shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock remain outstanding as of the dividend dates;
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2,221,880 shares of our Common Stock issuable upon exercise of warrants issued to an institutional investor on February 15, 2024, which warrants are in a form substantially identical to the Class B Warrants, with an exercise price of $0.748 and which exercise remains subject to stockholder approval; and
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779,940 shares of our Common Stock issuable upon exercise of outstanding pre-funded warrants issued to an institutional investor in the December 2023 Transactions.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our shares of Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, which risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of the shares of our Common Stock offered by this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks. As a result, you could lose all or part of your investment.

Risks Related to Our Business and Operations

Due to our accumulated deficit, recurring and negative cash flow from operations for the year ended December 31, 2023 there is substantial doubt about our ability to continue as a going concern.

Our audited consolidated financial statements for the year ended December 31, 2023 were prepared on a going concern basis in accordance with generally accepted accounting principles in the United States. The going concern basis assumes that we will continue in operation for the next 12 months and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Thus, our consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Our recurring losses, negative cash flow, need for additional capital, and the uncertainties surrounding our ability to raise such capital raise substantial doubt about our ability to continue as a going concern. For us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must sell our products directly to end-users and through distributors, establish profitable operations through increased sales, decrease expenses, generate cash from operations or raise additional funds when needed. Our goal is to improve our financial condition and ultimately improve our financial results by increasing revenues through expanding awareness of the benefits of our dental lasers among dental specialists and general practitioners and reducing expenses. However, if we are unable to do so on a timely basis, we will be required to seek additional capital. In that event, we would seek additional funds through various financing sources, including the sale of our equity and debt securities, however, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If we are unable to raise additional capital, increase sales or reduce expenses, we will be unable to continue to fund our operations, develop our products, realize value from our assets, and discharge our liabilities in the normal course of business. If we become unable to continue as a going concern, we could have to liquidate our assets, and potentially realize significantly less than the values at which they are carried on our financial statements, and stockholders could lose all or part of their investment in our Common Stock. The Report of our Independent Registered Public Accounting Firm from Macias Gini & O’Connell LLP included in our Annual Report on Form 10-K for the year ended December 31, 2023 contains an explanatory paragraph regarding our ability to continue as a going concern.

We have experienced net losses for each of the past three years, and we could experience additional losses and have difficulty achieving profitability in the future.

We had an accumulated deficit of $316.8 million as of December 31, 2023. We recorded net losses of $20.6 million, $28.6 million, and $16.2 million for the years ended December 31, 2023, 2022, and 2021, respectively. In order to achieve profitability, we must increase net revenue through new sales and control our costs. Failure to increase our net revenue and decrease our costs could cause our stock price to decline and could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management regarding the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

You may experience immediate and substantial dilution in the net tangible book value per share of the Common Stock that may be issued upon the exercise of any of the Warrants.

If the exercise price per share of our Common Stock paid upon exercise of the Class A Warrants and the Class B Warrants is higher than the net tangible book value per share of our Common Stock, you will suffer immediate and substantial dilution in the net tangible book value of the Common Stock underlying the Warrants you purchased in this offering. See the section entitled “Dilution” below for a more detailed discussion of the potential dilution you may incur if you invest in this offering, including due to a change in the price of the offered Units and the number of Units being offered.

You may experience future dilution as a result of future equity offerings and other issuances of our Common Stock or other securities. In addition, this offering and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per Unit in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per Unit paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price per Unit in this offering. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the sale of securities in the offering and the issuance of shares of Common Stock upon the exercise of the Class A Warrants and the Class B Warrants, the conversion of the Series H Convertible Preferred Stock and Series J Convertible Preferred Stock into Common Stock and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock.

In addition, stockholders could experience substantial dilution of their investment as a result of subsequent exercises of outstanding warrants and outstanding options and vesting of restricted stock units issued as compensation for services performed by employees, directors, consultants, and others, warrants issued in past sales of our equity, or the grant of future equity-based awards. As of December 31, 2023, approximately 55,000 shares of Common Stock were reserved for issuance under our equity incentive plans, approximately 300 of which were subject to options outstanding, 51,000 of which were subject to restricted stock units outstanding or expected to be issued as of that date, 200 stock appreciation rights outstanding and 3,500 phantom restricted stock units outstanding or expected to be issued as of that date. In addition, as of December 31, 2023, approximately 4.3 million shares of our Common Stock were subject to warrants at a weighted-average exercise price of $11.88 per share. To the extent that outstanding warrants or options are exercised or the convertible preferred stock is converted, our existing stockholders could experience dilution. We rely heavily on equity awards to motivate current employees and to attract new employees. The grant of future equity awards by us to our employees and other service providers could further dilute our stockholders’ interests in the Company.

We need to raise sufficient capital in this offering to support our operations. If we are unable to raise sufficient capital in this offering, our financial position will be materially adversely impacted.

We have historically experienced losses from operations. For the twelve months ended December 31, 2023, 2022, and 2021 we had a net losses of $20.6 million, $28.6 million, and $16.2 million, respectively. From our inception through December 31, 2023, we had an accumulated deficit of $316.8 million. We believe that current cash on hand, prior to the receipt of any proceeds from this offering, is not sufficient to fund operations beyond twelve months. If we were to receive net proceeds of $6.5 million from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the next twelve months and into the first quarter ended March 31, 2025. If we receive net proceeds of $5.5 million in this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents will meet our capital needs through the fourth quarter ended December 31, 2024. If we were to receive net proceeds of $4.0 million from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the third quarter ended September 30, 2024. In addition, the report of our independent registered public accounting firm on our financial statements for the years ended December 31, 2023 contains explanatory language that substantial doubt exists about our ability to continue as a going concern. In order for us to continue operations beyond the next 12 months and be able to discharge our liabilities and commitments in the normal course of business, we must increase sales of its products, control or potentially reduce expenses and establish profitable operations in order to generate cash from operations or obtain additional funds when needed. We have no additional committed sources of capital and may find it difficult to raise money on terms favorable to us or at all. The failure to obtain sufficient capital to support our operations could have a material adverse effect on our business, financial condition and results of operations.

Additional financing opportunities may not be available to us, or if available, may not be on favorable terms. The availability of financing opportunities will depend, in part, on market conditions, and the outlook for our business. Any future issuance of equity securities or securities convertible into equity securities could result in substantial dilution to our stockholders, and the securities issued in such a financing could have rights, preferences or privileges senior to those of our Common Stock. In addition, if we raise additional funds through debt financing, we could be subject to debt covenants that place limitations on our operations. We could not be able to raise additional capital on reasonable terms, or at all, or we could use capital more rapidly than anticipated. If we cannot raise the required capital when needed, we may not be able to satisfy the demands of existing and prospective customers, we could lose revenue and market share and we may have to curtail our capital expenditures.

If we are unable to achieve and sustain an adequate level of profitability or obtain sufficient capital in the future, we could have to curtail our capital expenditures. Any curtailment of our capital expenditures could result in a reduction in net revenue, reduced quality of our products, increased manufacturing costs for our products, harm to our reputation, or reduced manufacturing efficiencies and could have a material adverse effect on our business, financial condition and results of operations.

Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our Common Stock, negatively impact the price of our Common Stock and negatively impact our ability to raise additional capital.

On January 11, 2023, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying us that, for the last 30 consecutive business days, ending on January 10, 2023, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq rules, we were provided an initial period of 180 calendar days, or until July 10, 2023, to regain compliance with the Bid Price Rule.

On June 8, 2023, we were notified by the Staff of Nasdaq that we did not meet the minimum closing bid price requirement of $1.00 for continued listing, as set forth in the Bid Price Rule, as the Staff has determined that as of June 8, 2023, the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days, from May 24, 2023 through June 7, 2023. As such, the Staff had determined to delist the Company’s Common Stock from the Nasdaq Capital Market and to suspend trading of the Common Stock at the opening of business on June 20, 2023, and file a Form 25-NSE with the SEC. We timely requested a hearing to appeal this determination, which stayed the suspension of our Common Stock pending the panel’s decision.

We subsequently requested the Panel grant us a temporary exception to regain compliance with the Bid Price Rule. On July 5, 2023, the Panel granted us an exception until August 11, 2023 to demonstrate bid price compliance subject to us taking the following actions: (i) on July 20, 2023, we obtain stockholder approval for a reverse stock split at a ratio that is sufficient to regain and maintain long term compliance with the Bid Price Rule; (ii) on or before July 31, 2023, we effect a reverse stock split and, thereafter, maintain a $1.00 closing bid price for a minimum of ten consecutive business days; and (iii) on August 11, 2023, we demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions.

On July 20, 2023, we held a special meeting of our stockholders where the stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock, at a ratio between one-for-two (1:2) and one-for-one hundred (1:100). Immediately after the special meeting, our Board approved the 2023 Reverse Stock Split. On July 26, 2023, we filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the 2023 Reverse Stock Split, which became effective on July 27, 2023.

On August 14, 2023, we received a letter from the Nasdaq Office of General Counsel confirming the decision of the Panel that we currently demonstrate compliance with the requirements for continued listing on the Nasdaq Capital Market.

On March 4, 2024, we received a deficiency letter from the Staff of Nasdaq notifying us that, for the last 30 consecutive business days, ending on March 1, 2024, the bid price for our Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to the Bid Price Rule. In accordance with Nasdaq rules, we were provided an initial period of 180 calendar days, or until September 3, 2024 (the “Compliance Date”), to regain compliance with the Bid Price Rule. Compliance is generally achieved if, at any time before the Compliance Date, the bid price for the Company’s Common Stock closes at $1.00 or more for a minimum of 10 consecutive business days. However, the Staff may, in its discretion, require a company to satisfy the applicable bid price requirement for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that it has demonstrated an ability to maintain long-term compliance. If we do not regain compliance with the Bid Price Rule by the Compliance Date, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would need to provide written notice of our intention to cure the deficiency during the additional compliance period, by effecting a reverse stock split, if necessary, provided that we meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement. If we do not regain compliance with the Bid Price Rule by the Compliance Date and are not eligible for an additional compliance period at that time, the Staff will provide written notification to us that our Common Stock may be delisted. At that time, we may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel. We intend to monitor the closing bid price of our Common Stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule.

On April 15, 2024, we received a staff determination letter (the “Staff Letter”) from the Staff of The Nasdaq Stock Market LLC notifying us that, unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”), our securities could be subject to suspension from trading on the Nasdaq Capital Market for failure to meet the $1.00 minimum closing Bid Price Rule for the 30 consecutive business days from

January 19 through March 1, 2024, as required by Listing Rule 5550(a)(2), and that we are not eligible for an automatic compliance period because the Panel decision relating to us, dated August 14, 2023, subjected us to a Mandatory Panel Monitor for a period of one year pursuant to Listing Rule 5815(d)(4)(B). Based on the foregoing, we intend to timely request a hearing before the Panel. The hearing request will automatically stay any suspension or delisting action pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Listing Rules, the Panel has the authority to grant us a further extension not to exceed October 14, 2024.

On November 14, 2023, we received a deficiency letter from the Staff notifying us that, based on our stockholders’ equity of $332,000 as of September 30, 2023, as reported in the our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain stockholders’ equity of at least $2.5 million. We were provided until December 29, 2023 to provide Nasdaq with a specific plan to achieve and sustain compliance with the foregoing listing requirement, which plan was provided to Nasdaq on December 22, 2023. Nasdaq subsequently requested that we submit a plan with greater detail, which we submitted to Nasdaq on January 22, 2024. On February 13, 2024, the Staff provided notice to us that it had granted the Company an extension to regain compliance with Nasdaq Listing Rule 5550(b)(1), conditioned upon us undertaking and closing no later than March 31, 2024 the offering that we subsequently consummated on February 15, 2024 and publicly disclose evidence of compliance with the minimum stockholders’ equity requirement. On February 16, 2024, the Staff provided notice that based on our Current Report on Form 8-K dated February 12, 2024, the Staff had determined that we complied with Nasdaq Listing Rule 5550(b)(1). However, in the event we fail to evidence compliance with such rule upon the filing of our periodic report for the period ending March 31, 2024, with the SEC and Nasdaq, we may be subject to delisting. In the event we do not satisfy these terms, the Staff will provide written notification that our securities will be delisted. At that time, we may appeal the Staff’s determination to a Hearings Panel.

We intend to attempt to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that we will be able to do so. Any perception that we may not regain compliance or a delisting of our Common Stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our Common Stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholder. In addition, delisting of our Common Stock from Nasdaq could deter broker-dealers from making a market in or otherwise seeking or generating interest in our Common Stock, and might deter certain institutions and persons from investing in our Common Stock.

In the event of a de-listing, we would take actions to restore our compliance with the Nasdaq listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq listing requirements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate herein by reference contain “forward-looking statements,” as defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management’s expectations. Such forward-looking statements include statements, predictions or expectations regarding market opportunities, our plans for future products and services and enhancements of existing products and services, future market growth and our anticipated growth strategies, future demand for improved dental care and dental laser equipment, expansion of our international operations, compliance with laws and regulatory requirements, the impact of cost-saving measures and future decreases in expenses, statements regarding the effects of seasonality on revenue, anticipated cash needs, capital requirements and capital expenditures, needs for additional financing, anticipated use of proceeds from debt or equity financing, use of working capital, plans to explore potential collaborations, potential acquisitions of products and technologies, effects of engineering and development efforts, plans to expand our field sales force, the development of distributor relationships, our ability to attract customers, the adequacy of our facilities, products and solutions from competitors, our ability to maintain product quality standards, protection of patents and other technology, the ability of third-party payers to pay for costs of our products, limitations on capital expenditures, critical accounting policies and the impact of recent accounting pronouncements, recording tax benefits or other financial items in the future, plans, strategies, expectations or objectives of management for future operations, our financial condition or prospects and any other statement that is not historical fact. Forward-looking statements are identified by the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology.

Forward-looking statements are based on the expectations, estimates, projections, beliefs and assumptions of our management based on information available to management as of the date on which such forward-looking statement was made, all of which are subject to change. Forward-looking statements are subject to risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those stated or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

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substantial doubt about our ability to continue as a going concern;
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the effects of the COVID-19 pandemic and the actions taken to contain it;
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losses that we have experienced for each of the past three years;
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global economic uncertainty and volatility in financial markets;
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inability to raise additional capital on terms acceptable to us;
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our relationships with, and the efforts of, third-party distributors;
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failure in our efforts to train dental practitioners or to overcome the hesitation of dentists and patients to adopt laser technologies;
•
inconsistencies between future data and our clinical results;
•
competition from other companies, including those with greater resources;
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our inability to successfully develop and commercialize enhanced or new products that remain competitive with products or alternative technologies developed by others;
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the inability of our customers to obtain third-party reimbursement for their use of our products; limitations on our ability to use net operating loss carryforwards;
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problems in manufacturing our products;
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warranty obligations if our products are defective;
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adverse publicity regarding our technology or products;
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adverse events to our patients during the use of our products, regardless of whether caused by our products;
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issues with our suppliers, including the failure of our suppliers to supply us with a sufficient amount or adequate quality of materials;
•
rapidly changing standards and competing technologies;
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our inability to effectively manage and implement our growth strategies;
•
risks associated with operating in international markets, including potential liabilities under the Foreign Corrupt Practices Act;
•
breaches of our information technology systems;
•
seasonality;

•
litigation, including the failure of our insurance policies to cover certain expenses relating to litigation and our inability to reach a final settlement related to certain litigation;
•
disruptions to our operations at our primary manufacturing facility;
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loss of our key management personnel or our inability to attract or retain qualified personnel;
•
risks and uncertainties relating to acquisitions, including difficulties integrating acquired businesses successfully into our existing operations and risks of discovering previously undisclosed liabilities;
•
failure to meet covenants in the Credit Agreement, dated as of November 9, 2018 (as amended from time to time, the “Credit Agreement”), by and between BIOLASE and SWK Funding, LLC;
•
interest rate risk, which could result in higher expense in the event of interest rate increases;
•
obligations to make debt payments under the Credit Agreement;
•
risks of foreclosure triggered by an event of default under the Credit Agreement;
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failure to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), or maintain adequate internal control over financial reporting;
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climate change initiatives;
•
failure of our intellectual property rights to adequately protect our technologies and potential third-party claims that our products infringe their intellectual property rights;
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changes in government regulation or the inability to obtain or maintain necessary governmental approvals;
•
our failure to comply with existing or new laws and regulations, including fraud and abuse and health information privacy and securities laws;
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changes in the regulatory requirements of the Food and Drug Administration (“FDA”) applicable to laser products, dental devices or both;
•
recall or other regulatory action concerning our products after receiving FDA clearance or approval;
•
our failure to comply with continued listing requirements of the Nasdaq Capital Market; and
•
risks relating to ownership of our Common Stock, including high volatility and dilution.

Further information about factors that could materially affect us, including our results of operations, financial condition and stock price, is contained under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information, changes to future results over time or otherwise.

USE OF PROCEEDS

We estimate that our gross proceeds from this offering will be approximately $13.5 million, assuming all of the Warrants are exercised for cash on a one-for-one basis. Specifically, if all 2,249,000 shares of Common Stock offered in this prospectus are issued upon exercise of the Class A Warrants for cash at an exercise price of $0.66 per share, we would receive additional proceeds of approximately $1.5 million, and if all 16,000,000 shares of Common Stock offered in this prospectus are issued upon exercise of the Class B Warrants for cash at an exercise price of $0.748 per share, we would receive additional proceeds of approximately $12.0 million. We cannot predict when or how many any of these Warrants will be exercised. It is possible that a significant number of these Warrants may expire and may never be exercised.

We intend to use the proceeds of this offering for working capital and for general corporate purposes. We may temporarily invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

The precise amount and timing of the application of such net proceeds will depend upon our funding requirements and the availability and cost of other funds. Our Board and management will have considerable discretion in the application of the net proceeds from this offering, and it is possible that we may allocate the proceeds differently than investors in the offering may desire or that we may fail to maximize the return on these proceeds. You will be relying on the judgment of our management with regard to the use of proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

DILUTION

If you invest in our shares of Common Stock pursuant to the exercise of the Warrants, your interest may be immediately and substantially diluted to the extent of the difference between the exercise price you pay per share and the pro forma net tangible book value per share of our Common Stock. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our Common Stock. As of December 31, 2023, our historical net tangible book value was approximately ($1.0 million), or approximately ($0.28) per share.

Our pro forma net tangible book value as of December 31, 2023 was $5.1 million, or $0.15 per share and includes the following transactions subsequent to December 31, 2023: (1) raising approximately $7.0 million of gross proceeds in the February 2024 offering by issuing securities consisting of an aggregate of: (i) 7,795,000 units (the “Units”), consisting of (A) 7,795,000 shares of Common Stock, (B) Class A warrants to purchase up to 7,795,000 shares of Common Stock, and (C) Class B Warrants to purchase up to 7,795,000 shares of Common Stock; and (ii) 8,205,000 Pre Funded Units consisting of (A) Pre-Funded Warrants to purchase up to 8,205,000 shares of Common Stock, (B) Class A Warrants to purchase up to 8,205,000 shares of Common Stock, and (C) Class B Warrants to purchase up to 8,205,000 shares of Common Stock; (iii) the issuance on February 15, 2024 of warrants to purchase up to 2,221,880 shares of Common Stock (none of which have been exercised); (iv) the issuance of 8,200,328 shares of Common Stock upon the cashless exercise of all of the Pre-Funded Warrants; (v) the issuance of 13,063,452 shares of Common Stock upon the cashless exercise of certain Class A Warrants (with 2,249,000 Class A Warrant remaining outstanding); and (vi) the issuance of 778,689 shares of common stock upon exercise of pre-funded warrants issued on December 8, 2023..

Assuming the exercise of all of the remaining outstanding Class A Warrants and Class B Warrants in a cash exercise, which means the issuance of 18,249,000 shares of Common Stock upon the exercise of such warrants, our pro forma as adjusted net tangible book value would have been approximately $18.6 million, or $0.360 per share at December 31, 2023. This represents an immediate increase in net tangible book value of approximately $0.210 per share to our existing stockholders, and an immediate dilution of $0.300 per share to investors purchasing Class A Warrants and $0.388 per share to investors purchasing Class B Warrants in an offering using this prospectus, assuming (i) an exercise price per share of $0.66 per share for the Class A Warrants and (ii) an exercise price per share of $0.748 per share for the Class B Warrants.

Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share of Common Stock and the pro forma net tangible book value per share of our Common Stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in an offering using this prospectus:

Assumed price per share (Class A Warrants)		$0.660
Assumed price per share (Class B Warrants)		$0.748
Pro forma net tangible book value per share as of December 31, 2023	$0.150
Increase in pro forma net tangible book value per share	$0.210
Pro forma as adjusted net tangible book value per share after this offering		$0.360
Dilution per share (Class A Warrants)		$0.300
Dilution per share (Class B Warrants)		$0.388

The number of shares of Common Stock that will be outstanding immediately after this offering as shown above is based on 3,416,000 shares of Common Stock outstanding as of December 31, 2023. This amount excludes, as of December 31, 2023:

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464 shares of our Common Stock issuable upon the exercise of stock options, with a weighted-average exercise price of $6,302.13 per share;
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46,710 shares of our Common Stock issuable upon the settlement of outstanding restricted stock units;
•
3,543,130 shares of our Common Stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $13.87 per share;
•
291 shares of our Common Stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding phantom restricted stock units, which may also be settled, at the sole discretion of our board of directors, in cash;
•
236 shares of our Common Stock that may be issued, at the sole discretion of our board of directors, upon the settlement of outstanding stock appreciation rights, which may also be settled, at the sole discretion of our board of directors, in cash;
•
53,386 additional shares of our Common Stock reserved for future issuance under our 2018 Long-Term Incentive Plan;
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17,883 shares of our Common Stock issuable upon the conversion of outstanding shares of Series H Convertible Preferred Stock;
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485,307 shares of our Common Stock issuable upon the conversion of outstanding shares of Series J Convertible Preferred Stock;
•
91,132 shares of our Common Stock issuable upon paid in-kind dividends on our outstanding shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock, assuming all shares of Series J Convertible Preferred Stock and Series H Convertible Preferred Stock remain outstanding as of the dividend dates;

•
2,221,880 shares of our Common Stock issuable upon exercise of warrants issued to an institutional investor on February 15, 2024, which warrants are in a form substantially identical to the Class B Warrants, with an exercise price of $0.748 and which exercise remains subject to stockholder approval; and
•
779,940 shares of our Common Stock issuable upon exercise of outstanding pre-funded warrants held by an institutional investor.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise, settlement or conversion of outstanding options, restricted stock units, warrants, phantom restricted stock units, Series H Convertible Preferred Stock, Series H Warrants, Series J Convertible Preferred Stock and Series J Warrants. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “BIOL.” The last reported sale price of our Common Stock on Nasdaq on March 27, 2024 was $0.1911 per share of Common Stock.

Holders of Record

As of March 27, 2024, the closing price of our common stock on the Nasdaq Capital Market was $0.1911 per share and the number of stockholders of record was 11. We believe that the number of beneficial owners is substantially greater than the number of record holders because a large portion of our stock is held of record through brokerage firms in “street name.”

Dividend Policy

We have not declared or paid dividends to holders of our Common Stock since inception and do not plan to pay cash dividends in the foreseeable future to such Common Stockholders. We currently intend to retain earnings, if any, to finance our growth.

Dividends on the Series H Convertible Preferred Stock are paid in-kind (“Series H PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the stated value of $50.00 per share at an assumed dividend rate of 20.0%. The Series H PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred Stock of record at the close of business on the one-year anniversary of the original issue date.

Dividends on the Series J Convertible Preferred Stock are paid in-kind (“Series J PIK dividends”) in additional shares of Series J Convertible Preferred Stock based on the stated value of $100.00 per share at an assumed dividend rate of 5.0% per quarter. The PIK dividends are paid quarterly payable to holders of the Series J Convertible Preferred Stock of record at the close of business on record at the close of business on October 31, 2023, January 31, 2024, April 30, 2024 and July 31, 2024. We paid a total of 3,094 shares of Series J PIK dividends to holders of record on October 31, 2023 and a total of 1,217 shares of Series J PIK dividends to holders of record on January 31, 2024.

Issuer Purchases of Equity Securities

None.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our Restated Certificate of Incorporation, as amended (the “Charter”), and our Eighth Amended and Restated Bylaws (“Bylaws”). Copies of our Charter and Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Our Board has designated the following shares of preferred stock: (i) 370,000 shares as Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, with a liquidation preference of $50.00 per share, (ii) 125,000 shares of Series I Preferred Stock, par value $0.001 per share, and (iii) 160,000 shares of Series J Convertible Redeemable Preferred Stock, par value $0.001 per share, with a liquidation preference of $100.00 per share.

As of March 14, 2024, there were 32,522,593 shares of our Common Stock issued and outstanding, and the number of holders of record was 11. In addition, as of March 14, 2024, an aggregate of 22,565,130 shares were subject to outstanding warrants to purchase shares of our Common Stock, 464 shares were subject to outstanding options to purchase shares of our Common Stock, 236 shares were subject to outstanding stock appreciation rights, 46,710 shares were subject to settlement of unvested restricted stock units and 291 shares were subject to outstanding phantom restricted stock units. As of March 14, 2024, there were 5,000 shares of our Series H Convertible Preferred Stock issued and outstanding, 67,500 shares of Series H Convertible Preferred Stock subject to outstanding Series H Warrants and no shares of our Series I Preferred Stock were issued and outstanding. As of March 14, 2024, there were 15,821 shares of our Series J Convertible Preferred Stock issued and outstanding, and 34,520 shares of Series J Convertible Preferred Stock subject to outstanding Series J Warrants.

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote per share. Except as required by the DGCL, our Charter or our Bylaws, matters will generally be decided by the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at a meeting and entitled to vote on the subject matter. Our Bylaws provide that each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on our Board may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth above.

Dividend Rights. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our Common Stock, the holders of our Common Stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our Common Stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights. Each holder of our Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional shares. our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock.

Liquidation Rights. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Standstill Agreements. Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our Common Stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our Common Stock and (ii) not to sell, transfer or otherwise convey shares of our Common Stock (or warrants or other rights to acquire shares of our Common Stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our Common Stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of up to 1,000,000 shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. As of March 14, 2024, we had: (i) 5,000 shares of Series H Convertible Preferred Stock outstanding (equal to 17,883 shares of our Common Stock issuable upon the conversion of these outstanding shares of Series H Convertible Preferred Stock), and (ii) 14,606 shares of Series J convertible Preferred Stock outstanding (equal to 448,037 shares of our Common Stock issuable upon the conversion of these outstanding shares of Series J Convertible Preferred Stock). No other shares of preferred stock were outstanding as of the date of this prospectus.

Series H Convertible Preferred Stock

Maturity. The Series H Convertible Preferred Stock matures two (2) years from the original issue date.

Ranking and Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the Common Stock, holders of the Series H Convertible Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 100% of the aggregate stated value of $50.00 per share (the “Series H Stated Value”) of all shares of Series H Convertible Preferred Stock held by such holder, and any other fees then due and owing thereon under the certificate of designation establishing the Series H Convertible Preferred Stock (the “Series H Certificate of Designation”), and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividends. The Series H Certificate of Designation provides that dividends on the Series H Convertible Preferred Stock shall be paid in-kind (“Series H PIK dividends”) in additional shares of Series H Convertible Preferred Stock based on the Series H Stated Value of $50.00 per share at the dividend rate of 20.0% (the “Series H Dividend Rate”). The Series H PIK dividends will be a one-time payment payable to holders of the Series H Convertible Preferred of record at the close of business on the one-year anniversary of the original issuance date (the “Series H Dividend Record Date”). Series H PIK dividends on each share of Series H Convertible Preferred Stock shall be paid three business days after the Series H Dividend Record Date in additional fully paid and nonassessable, registered shares of Series H Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Series H Dividend Rate and (ii) the stated value of $50.00 per share, by (B) $26.00.

Conversion. The Series H Convertible Preferred Stock is convertible at any time at the option of the holder. Except as provided below, the Series H Convertible Preferred Stock is not convertible into or exchangeable for any other securities or property.

Conversion at Option of Holder. Each share of Series H Convertible Preferred Stock is convertible into shares of our Common Stock at the conversion price of $13.98 per share of our Common Stock (the “Series H Conversion Price”), which Series H Conversion Price is subject to adjustment and is based on the closing price of our Common Stock on May 23, 2023.

Holders shall effect conversions of the Series H Convertible Preferred Stock by providing us a conversion notice (a “Series H Notice of Conversion”), duly completed and executed. The Series H Notice of Conversion must specify the number of shares of Series H Convertible Preferred Stock then held by the holder and the number of such shares which the holder is converting. To effect conversions of shares of Series H Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series H Convertible Preferred Stock to us unless all of the shares of Series H Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series H Convertible Preferred Stock promptly following the conversion date at issue. Shares of Series H Convertible Preferred Stock converted into our shares of Common Stock shall be canceled and shall not be reissued.

If, at any time while the Series H Convertible Preferred Stock is outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock or any other Common Stock Equivalents (as defined in the Series H Certificate of Designation) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by us upon conversion of the Series H Convertible Preferred Stock, or payment of a dividend on the Series H Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivide outstanding shares of Common Stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the Common Stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the Series H Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares). Any adjustment made as a result of the Anti-Dilution Provisions shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of the Anti-Dilution Provisions, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares) issued and outstanding. Whenever the Series H Conversion Price is adjusted pursuant to any Anti-Dilution Provision, we will promptly deliver to each holder of Series H Convertible Preferred Stock a notice setting forth the Series H Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding the foregoing in no event may the Series H Conversion Price be less than the par value per share of Series H Convertible Preferred Stock.

Obligations Absolute. Subject to holder’s right to rescind a notice of conversion, our obligation to issue and deliver the shares of Common Stock upon conversion of Series H Convertible Preferred Stock in accordance with its terms are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to us or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit our obligation to such holder in connection with the issuance of such shares of Common Stock. If we fail to deliver to a holder shares of Common Stock upon conversion by the Share Delivery Date (as defined in the Series H Certificate of Designation) applicable to such conversion, we shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $250 of Series H Stated Value of Series H Convertible Preferred Stock being converted, $2.50 per Trading Day (as defined in the Series H Certificate of Designation) (increasing to $5 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $10 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares (as defined in the Series H Certificate of Designation) are delivered or holder rescinds such conversion.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) the shares of Series H Convertible Preferred Stock equal to the number of shares of Series H Convertible Preferred Stock submitted for conversion or deliver to the holder the number of shares of Common Stock that would have been issued if we had timely complied with our delivery requirements. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series H Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, we would be required to pay such holder $1,000. The holder shall provide us written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by us. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect our failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series H Convertible Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series H Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if we had timely complied with applicable delivery requirements.

Reservation of Shares Issuable Upon Conversion. We have agreed that we will at all times reserve and keep available out of our authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series H Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series H Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series H Convertible Preferred Stock. We have further agreed that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, we shall not effect any conversion of the Series H Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series H Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Series H Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Series H Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Series H Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series H Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Series H Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series H Convertible Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Series H Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether the Series H Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Series H Attribution Parties) and of how many shares of Series H Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Series H Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series H Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Series H Attribution Parties) and how many shares of the Series H Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to us each time it delivers a Series H Notice of Conversion that such Series H Notice of Conversion has not violated the restrictions set forth in this section and we shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) our most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by us or (iii) a more recent written notice by us or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, we within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of our securities, including the Series H Convertible Preferred Stock, by such Holder or its Affiliates or Series H Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series H Convertible Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series H Convertible Preferred Stock held by the applicable Holder. A Holder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation provisions of this section applicable to its Series H Convertible Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series H Convertible Preferred Stock held by the Holder and the provisions of this section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by us or the Holder and upon issuance of the Series H Convertible Preferred Stock by us, and the purchase thereof by the Holder, each of us and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series H Convertible Preferred Stock.

Subsequent Rights Offerings. In addition to any Anti-Dilution Adjustments described above, if at any time we grant, issue or sell any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock or any class thereof (the “Series H Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Series H Purchase Rights, the aggregate Series H Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series H Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Series H Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Series H Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Pro Rata Distributions. During such time as the Series H Convertible Preferred Stock is outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) ( a “Series H Distribution”), then, in each such case, the Holder shall be entitled to participate in such Series H Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series H Convertible Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Series H Distribution, or, if no such record is taken, the date as of which the record holders of shares of our Common Stock are to be determined for the participation in such Series H Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Series H Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Series H Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Series H Distribution to such extent) and the portion of such Series H Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Series H Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding Common Stock, the holders of the Series H Convertible Preferred Stock will be entitled to receive upon conversion of the Series H Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series H Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

Mandatory Redemption. If any shares of Series H Convertible Preferred Stock are outstanding at the end of the two (2) year term, then we shall promptly redeem all of such outstanding shares of Series H Convertible Preferred Stock on a pro rata basis among all of the Holders of Series H Convertible Preferred Stock commencing on the two-year anniversary of the original issue date in cash at a price per Series H Convertible Preferred Share equal to the sum of (x) 100% of the Series H Stated Value plus (y) all other amounts due in respect of the Series H Convertible Preferred Stock (if any).

Limited Voting Rights. Holders of the Series H Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series H Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series H Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series H Convertible Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series H Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

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alter or change adversely the powers, preferences or rights given to the Series H Convertible Preferred Stock or alter or amend the Series H Certificate of Designation;
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increase the number of authorized shares of Series H Convertible Preferred Stock; or
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enter into any agreement with respect to any of the foregoing.

The rules and procedures for calling and conducting any meeting of the holders of the Series H Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of our Charter, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series H Convertible Preferred Stock may be listed or traded at the time.

Holders of the Series H Convertible Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series H Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series H Convertible Preferred Stock, except as described above.

No Preemptive Rights. No holders of the Series H Convertible Preferred Stock will, as holders of Series H Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Exclusion of Other Rights. The shares of the Series H Convertible Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Series H Certificate of Designation or in our Charter.

Registration; Transfer. Pursuant to the terms of the Series H Certificate of Designation, we are obligated to maintain an effective registration statement covering: (a) the issuance of shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock and (b) the issuance of additional shares of Series H Convertible Preferred Stock pursuant to our obligation to pay Series H PIK dividends, in each case, until such time as no Series H Convertible Preferred Stock (and no Warrants exercisable for shares of Series H Convertible Preferred Stock) remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series H Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of such shares of Series H Convertible Preferred Stock.

Series J Convertible Preferred Stock

Maturity. The Series J Convertible Preferred Stock matures one (1) year from the original issue date.

Ranking and Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, prior and in preference to the Common Stock, holders of the Series J Convertible Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount equal in cash to 100% of the aggregate Stated Value of $100.00 per share (the “Stated Value”) of all shares of Series J Convertible Preferred Stock held by such holder, and any other fees then due and owing thereon under the Certificate of Designation, and no more, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividends. The Certificate of Designation shall provide that dividends on the Series J Convertible Preferred Stock shall be paid in-kind (“PIK dividends”) in additional shares of Series J Convertible Preferred Stock based on the stated value of $100.00 per share and the annual dividend rate of 20.0% and a quarterly dividend rate of 5.0% (the “Quarterly Dividend Rate”). The PIK dividends will be paid on a quarterly basis for one year following the issuance of the Series J Convertible Preferred Stock payable to holders of the Series J Convertible Preferred of record at the close of business at the end of October 31, 2023, January 31, 2024, April 30, 2024 and July 31, 2024 (each a “Dividend Record Date”) at the Quarterly Dividend Rate. PIK dividends on each share of Series J Convertible Preferred Stock shall be paid three business days after each Dividend Record Date in additional fully paid and nonassessable, registered shares of Series J Convertible Preferred Stock in a number equal to the quotient obtained by dividing (A) the product obtained by multiplying (i) the Quarterly Dividend Rate and (ii) the stated value of $100.00 per share, by (B) the public offering price per Unit (equal to $60.00).

Conversion. The Series J Convertible Preferred Stock is convertible at any time at the option of the holder. Except as provided below, the Series J Convertible Preferred Stock is not convertible into or exchangeable for any other securities or property.

Conversion at Option of Holder. Each share of Series J Convertible Preferred Stock is convertible into shares of our Common Stock the conversion price of $4.37 per share of our Common Stock (the “Conversion Price”), which Conversion Price is subject to adjustment and is based on the closing price of our Common Stock on August 31, 2023.

Holders shall effect conversions of the Series J Convertible Preferred Stock by providing us a conversion notice (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series J Convertible Preferred Stock then held by the holder and the number of such shares which the holder is converting. To effect conversions of shares of Series J Convertible Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series J Convertible Preferred Stock to us unless all of the shares of Series J Convertible Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series J Convertible Preferred Stock promptly following the conversion date at issue. Shares of Series J Convertible Preferred Stock converted into our shares of Common Stock shall be canceled and shall not be reissued.

If, at any time while the Series J Convertible Preferred Stock is outstanding: we (A) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock or any other Common Stock Equivalents (as defined in the Certificate of Designation) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by us upon conversion of the Series J Convertible Preferred Stock, or payment of a dividend on the Series J Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivide outstanding shares of Common Stock into a larger number of shares; (C) combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (D) issue, in the event of a reclassification of shares of the Common Stock, any shares of our capital stock, which we refer to collectively as the “Anti-Dilution Provisions”, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares). Any adjustment made as a result of the Anti-Dilution Provisions shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. All calculations will be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of the Anti-Dilution Provisions, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares) issued and outstanding.

Whenever the Conversion Price is adjusted pursuant to any Anti-Dilution Provision, we will promptly deliver to each holder of Series J Convertible Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series J Convertible Preferred Stock.

Obligations Absolute. Subject to holder’s right to rescind a notice of conversion, our obligation to issue and deliver the shares of Common Stock upon conversion of Series J Convertible Preferred Stock in accordance with its terms are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to us or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit our obligation to such holder in connection with the issuance of such shares of Common Stock. If we fail to deliver to a holder shares of Common Stock upon conversion by the Share Delivery Date (as defined in the Certificate of Designation) applicable to such conversion, we shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $250 of Stated Value of Series J Convertible Preferred Stock being converted, $2.50 per Trading Day (increasing to $5 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $10 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If we fail to deliver to a holder the applicable certificate or certificates or to effect a delivery via DWAC, as applicable, by the Share Delivery Date (other than a failure caused by incorrect or incomplete information provided by the holder to us), and if after such Share Delivery Date the holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which the holder was entitled to receive upon the conversion relating to such Share Delivery Date (a

“Buy-In”), then we are obligated to (A) pay in cash to the holder (in addition to any other remedies available to or elected by the holder) the amount by which (x) the holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the holder, either reissue (if surrendered) the shares of Series J Convertible Preferred Stock equal to the number of shares of Series J Convertible Preferred Stock submitted for conversion or deliver to the holder the number of shares of Common Stock that would have been issued if we had timely complied with our delivery requirements. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series J Convertible Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, we would be required to pay such holder $1,000. The holder shall provide us written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by us. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect our failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series J Convertible Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series J Convertible Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if we had timely complied with applicable delivery requirements.

Reservation of Shares Issuable Upon Conversion. We have agreed that we will at all times reserve and keep available out of our authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series J Convertible Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series J Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series J Convertible Preferred Stock. We have further agreed that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens and other encumbrances.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, we shall not effect any conversion of the Series J Convertible Preferred Stock, and a Holder shall not have the right to convert any portion of the Series J Convertible Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series J Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series J Convertible Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether the Series J Convertible Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series J Convertible Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series J Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series J Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to us each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this section and we shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) our most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by us or (iii) a more recent written notice by us or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, we within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of our securities, including the Series J Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series J Convertible Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series J Convertible Preferred Stock held by the applicable Holder. A Holder, upon notice to us, may increase or decrease the Beneficial Ownership Limitation provisions of this section applicable to its Series J Convertible Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series J Convertible Preferred Stock held by the Holder and the provisions of this section shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to us and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by us or the Holder and upon issuance of the Series J Convertible Preferred Stock by us, and the purchase thereof by the Holder, each of us and the Holder shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series J Convertible Preferred Stock.

Subsequent Rights Offerings. In addition to any Anti-Dilution Adjustments described above, if at any time we grant, issue or sell any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock or any class thereof (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series J Convertible Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Pro Rata Distributions. During such time as the Series J Convertible Preferred Stock is outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) ( a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series J Convertible Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of our Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Certificate of Designation) and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, or the acquisition of more than 50% of our outstanding Common Stock, the holders of the Series J Convertible Preferred Stock will be entitled to receive upon conversion of the Series J Convertible Preferred Stock the kind and amount of securities, cash or other property that the holders would have received had they converted the Series J Convertible Preferred Stock immediately prior to such Fundamental Transaction (without regard to the Beneficial Ownership Limitation).

Mandatory Redemption. If any shares of Series J Convertible Preferred Stock are outstanding at the end of the one (1) year term, then we shall promptly redeem all of such outstanding shares of Series J Convertible Preferred Stock on a pro rata basis among all of the Holders of Series J Convertible Preferred Stock commencing on the one-year anniversary of the original issue date in cash at a price per Series J Convertible Preferred Share equal to the sum of (x) 100% of the Stated Value plus (y) all other amounts due in respect of the Series J Convertible Preferred Stock (if any).

Limited Voting Rights. Holders of the Series J Convertible Preferred Stock will not have any voting rights, except as described below or as otherwise required by law.

In any matter in which the Series J Convertible Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series J Convertible Preferred Stock will be entitled to one vote per share. So long as any shares of Series J Convertible Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of a majority of the outstanding shares of Series J Convertible Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

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alter or change adversely the powers, preferences or rights given to the Series J Convertible Preferred Stock or alter or amend the Series J Certificate of Designation;
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increase the number of authorized shares of Series J Convertible Preferred Stock; or
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enter into any agreement with respect to any of the foregoing.

The rules and procedures for calling and conducting any meeting of the holders of the Series J Convertible Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or a duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, Bylaws, applicable law and any national securities exchange or other trading facility on which the Series J Convertible Preferred Stock may be listed or traded at the time.

Holders of the Series J Convertible Preferred Stock will not have any voting rights with respect to, and the consent of the holders of the Series J Convertible Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the Series J Convertible Preferred Stock, except as described above.

No Preemptive Rights. No holders of the Series J Convertible Preferred Stock will, as holders of Series J Convertible Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any other security.

Exclusion of Other Rights. The shares of the Series J Convertible Preferred Stock do not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in the Certificate of Designation or in our Certificate of Incorporation.

Registration; Transfer. Pursuant to the terms of the Certificate of Designation, we are obligated to maintain an effective registration statement covering: (a) the issuance of shares of Common Stock issuable upon conversion of the Series J Convertible Preferred Stock and (b) the issuance of additional shares of Series J Convertible Preferred Stock pursuant to our obligation to pay PIK dividends, in each case, until such time as no Series J Convertible Preferred Stock (and no Warrants exercisable for shares of Series J Convertible Preferred Stock) remain outstanding, unless there is available an exemption from, or a transaction not subject to, the registration requirements of the Securities Act that covers the issuance of the Series J Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of such shares of Series J Convertible Preferred Stock.

Book-Entry Procedures. DTC will act as securities depositary for the Series J Convertible Preferred Stock offered hereunder. With respect to the Series J Convertible Preferred Stock offered hereunder, we will issue one or more fully registered global securities certificates in the name of DTC or DTC’s nominee. These certificates will represent the total aggregate number of shares of Series J Convertible Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series J Convertible Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series J Convertible Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series J Convertible Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series J Convertible Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the placement agent, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series J Convertible Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series J Convertible Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series J Convertible Preferred Stock. Your beneficial ownership interest will be recorded on the Direct Participants and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series J Convertible Preferred Stock are credited. You will not receive written confirmation from DTC of your purchase. The Direct Participants or Indirect Participants through whom you purchased the Series J Convertible Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct Participants and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct Participants and Indirect Participants will be accomplished by entries on the books of Direct Participants and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of shares of Series J Convertible Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series J Convertible Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our Certificate of Incorporation (including the Certificate of Designation designating the Series J Convertible Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct Participants and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series J Convertible Preferred Stock will be sent to DTC or its nominee. If less than all of the outstanding shares of Series J Convertible Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series J Convertible Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor its nominee will consent or vote with respect to the shares of Series J Convertible Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those Direct Participants whose accounts the shares of Series J Convertible Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series J Convertible Preferred Stock are made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct Participants and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours. DTC may discontinue providing its services as securities depositary with respect to the Series J Convertible Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series J Convertible Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series J Convertible Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series J Convertible Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures. Initial settlement for the Series J Convertible Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Direct Registration System. The Series J Convertible Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the depositary to the holders of shares of Series J Convertible Preferred Stock entitled thereto. This direct registration form of ownership allows investors to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for you to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

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before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
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any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;
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any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, under Section 203 defines an “interested stockholder” include an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage or prevent mergers or other takeover or change of control attempts of us.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our Common Stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying the Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of our capital stock issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Charter and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board or our stockholders.

Forum Selection

Unless the Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware.

Nasdaq Capital Market Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series H Convertible Preferred Stock and the Series J Convertible Preferred Stock is Computershare Trust Company, N.A. The warrant agent for warrants to purchase shares of Series H Convertible Preferred Stock and the Series J Convertible Preferred Stock is Computershare Inc., a Delaware corporation, and its affiliate, Computershare Trust Company, N.A.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering up to an aggregate of 18,249,000 shares of our Common Stock consisting of: (i) up to 2,249,000 shares of Common Stock issuable upon exercise of our Class A Warrants, and (ii) up to 16,000,000 shares of Common Stock issuable upon exercise of our Class B Warrants.

Common Stock

The material terms of our Common Stock are described under the caption “Description of Capital Stock” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations applicable to the ownership and disposition of shares of our Common Stock and Warrants acquired in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective holders of our Common Stock and Warrants should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock and Warrants. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences described in this prospectus. We assume in this discussion that each holder holds shares of our Common Stock and Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, does not address the alternative minimum or Medicare contribution taxes, and does not address any aspects of U.S. state, local or non-U.S. taxes or any U.S. federal taxes other than income tax. This discussion also does not consider any specific facts or circumstances that may apply to a holder and does not address aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, including without limitation:

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insurance companies;
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tax-exempt organizations;
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financial institutions;
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brokers or dealers in securities;
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regulated investment companies;
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real estate investment trusts;
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pension plans, individual retirement accounts and other tax deferred accounts;
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persons that mark their securities to market;
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controlled foreign corporations;
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passive foreign investment companies;
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“dual resident” corporations;
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persons that receive our Common Stock or Warrants as compensation for the performance of services;
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owners that hold our Common Stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•
owners that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
•
persons that have a functional currency other than the U.S. dollar; and
•
certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes, or persons who hold our Common Stock or Warrants through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity that will hold our Common Stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our Common Stock or Warrants through a partnership or other pass-through entity, as applicable.

As used in this prospectus, the term “U.S. holder” means a beneficial owner of Common Stock or Warrants that is for U.S. federal income tax purposes:

•
a citizen or individual resident of the United States;
•
a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;
•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the laws in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a domestic trust.

The term “non-U.S. holder” means any beneficial owner of shares of Common Stock or Warrants that is not a U.S. holder and is not a partnership or other entity properly classified as a partnership for U.S. federal income tax purposes. For the purposes of this prospectus, U.S. holders and non-U.S. holders are referred to collectively as “holders.” There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our Common Stock or Warrants.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below.

Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.01 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above will be respected for U.S. federal income tax purposes.

Treatment of Units and Pre-Funded Units

The purchase price for each Unit will be allocated between each share of Common Stock and accompanying Warrant in proportion to their relative fair market values at the time the Unit is purchased by the holder. Similarly, the purchase price for each Pre-Funded Unit will be allocated between each Pre-Funded Warrant (which, as described above, should generally be treated as a share of our Common Stock for U.S. federal income tax purposes) and accompanying Warrant in proportion to their relative fair market values at the time the Pre-Funded Unit is purchased by the holder. This allocation will establish a holder’s initial tax basis for U.S. federal income tax purposes in his, her or its share of Common Stock (or, in lieu of Common Stock, Pre-Funded Warrant) and Warrant included in each investment unit. We will not be providing holders with such allocation, and it is possible that different holders will reach different determinations regarding such allocation. A holder’s allocation of purchase price between each share of Common Stock (or, in lieu of Common Stock, each Pre-Funded Warrant) and the accompanying Warrant is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation.

Accordingly, each prospective holder should consult his, her or its own tax advisor with respect to the allocation, and the risks associated with such allocation, of the holder’s purchase price for the investment unit between our shares of Common Stock (or, in lieu of Common Stock, Pre-Funded Warrants) and Warrants.

Tax Consequences to U.S. Holders

Exercise or Expiration of Warrants

Subject to the discussion below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize income, gain or loss on the exercise of a Warrant. A U.S. holder’s tax basis in the Common Stock received upon the exercise of a Warrant will equal the sum of (i) the initial tax basis of the Warrant exercised (as determined pursuant to the rules discussed above under “Treatment of Units and Pre-Funded Units”) and (ii) the exercise price of the Warrant. The U.S. holder’s holding period for the Common Stock received upon exercise of a Warrant will begin on the day after such exercise (or possibly on the date of exercise) and will not include the period during which the U.S. holder held the Warrant.

If a registration statement registering the issuance of the Common Stock underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise. The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. tax law. U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to significant limitations.

Distributions on Our Common Stock

We have never paid cash dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions on our Common Stock to a U.S. holder, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to (and in reduction of) such U.S. holder’s tax basis in the Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.” Dividends paid by us generally will be eligible for the reduced rates of tax for qualified dividend income allowed to individual U.S. holders and for the dividends received deduction allowed to corporate U.S. holders, in each case assuming that certain holding period and other requirements are satisfied.

Constructive Distributions on Our Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock that will be issued on the exercise of our Warrants (whether Pre-Funded Warrants or Warrants), or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to holders of our Common Stock). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the Warrant should generally not result in a constructive distribution. Any constructive distributions generally would be subject to the tax treatment described above under “— Distributions on our Common Stock”.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

Upon the sale, exchange, or other taxable disposition of our Common Stock or Warrants (whether Pre-Funded Warrants or Warrants), a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the disposition and the U.S. holder’s tax basis in the Common Stock or Warrants sold or exchanged.

Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Warrants exceeded one year at the time of the disposition. Certain U.S. holders (including individuals) are currently eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to distributions (whether actual or constructive) paid to a U.S. holder on our Common Stock or Warrants, and to the proceeds of the sale, exchange or other disposition of our Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding will apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exercise or Expiration of Warrants

In general, a non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price. To the extent that a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Sale, Exchange or Other Taxable Disposition of our Common Stock or Warrants”.

The expiration of a Warrant will be treated as if the non-U.S. holder sold or exchanged the Warrant and recognized a capital loss equal to the non-U.S. holder’s basis in the Warrant. A non-U.S. holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. holder’s U.S. federal income tax liability, however, unless the loss (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a “permanent establishment” or “fixed base” in the United States) or (ii) is treated as a U.S. source loss and the non-U.S. holder is present in the United States 183 days or more in the taxable year of disposition and certain other conditions are met.

Distributions on Our Common Stock

We have never paid cash dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we do make distributions to holders of our Common Stock or if we are treated as making a constructive distribution to holders of our Warrants or Pre-Funded Warrants, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “— Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants.”

Distributions (including constructive distributions) made to a non-U.S. holder that are treated as dividends generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence, unless such dividends are effectively connected with a trade or business conducted by a non-U.S. holder within the United States (as discussed below). A non-U.S. holder of our Common Stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W- 8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may be able to obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a “permanent establishment” or a “fixed base” maintained by the non-U.S. holder within the United States, generally are exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements.

U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Constructive Distributions on Our Warrants

As described above under “— Tax Consequences to U.S. Holders — Constructive Distributions on our Warrants,” an adjustment to the Warrants could result in a constructive distribution to a non-U.S. holder, which would be treated as described under “— Distributions on Our Common Stock” above. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment made to the holder of Pre-Funded Warrants that references a distribution on our Common Stock would generally be taxable to a non-U.S. holder in the manner described under “Distributions on our Common Stock” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations by withholding from other amounts due to the non-U.S. holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Sale, Exchange or Other Taxable Disposition of Our Common Stock or Warrants

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our Common Stock or Warrants (whether Pre-Funded Warrants or Warrants) unless:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a “permanent establishment” or a “fixed base” maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on such gain at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “— Tax Consequences to Non-U.S. Holders — Distributions on Our Common Stock” also may apply to such gain;
•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•
we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our Common Stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup

Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions paid on our Common Stock (and constructive distributions on our Warrants) to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Common Stock or Warrants. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Non-U.S. Holders — Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock and Warrants by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on our Common Stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock and Warrants.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. While withholding described in this paragraph would have applied also to payments of gross proceeds from the sale or other disposition of our securities on or after January 1, 2019, proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury regulations are issued. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Warrants. The preceding discussion of material U.S. federal income tax considerations is for informational purposes only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Warrants, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We are offering up to an aggregate of 18,249,000 shares of our Common Stock under this prospectus consisting of: (i) up to 2,249,000 shares of Common Stock issuable upon exercise of our Class A Warrants, and (ii) up to 16,000,000 shares of Common Stock issuable upon exercise of our Class B Warrants. As described below, pursuant to the terms of the Warrants, Warrant Shares will be issued to those holders who surrender all or a portion of the Class A Warrants and/or Class B Warrants and provide payment of the exercise price to us, assuming the Warrants are exercised for cash and not on a “cashless exercise” basis.

Class A Exercisability

Each Class A Warrant is immediately exercisable upon issuance and will expire on the fifth anniversary of the issuance date. Each Class A Warrant will be exercisable, at the option of the holder, in whole or in part upon delivery to us of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of shares of our Common Stock to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of the shares of our Common Stock underlying the Class A Warrants, a holder may, in its sole discretion, elect to exercise the Class A Warrant through a cashless exercise, in which case such holder will receive a number of shares of Common Stock determined according to the formula set forth in the form of Class A Warrant.

A holder may also effect an “alternative cashless exercise” at any time while the Class A Warrant is outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the product of (x) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Class A Warrant in accordance with the terms of such Class A Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 0.95.

Class B Exercisability

Each Class B Warrant was issued at the closing and will be exercisable on or after the date that our stockholders vote to approve that the Class B Warrants may be exercisable for shares of our Common Stock, as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (the “Stockholder Approval”). If and when Stockholder Approval is obtained, each Class B Warrant will be exercisable, at the option of the holder, in whole or in part upon delivery to us of a duly executed notice of exercise and payment in full of the aggregate exercise price for the number of shares of our Common Stock to be purchased, provided, however, that if at the time of exercise, there is no effective registration statement, or the prospectus contained therein is not available, for the issuance of the shares of our Common Stock underlying the Class B Warrants, a holder may, in its sole discretion, elect to exercise the Class B Warrant through a cashless exercise, in which case such holder will receive a number of shares of Common Stock determined according to the formula set forth in the form of Class B Warrant.

Lock-Up Agreements

We have agreed not to, subject to certain exceptions, (i) offer, pledge, issue, sell, contract to sell, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Common Stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock, other than with respect to the registration of shares of our Common Stock to be issued under an equity incentive plan, without the prior written consent of the placement agents for a period of 90 days following the date of this prospectus (the “Lock Up Period”). This consent may be given at any time. In addition, pursuant to the terms of the securities purchase agreement, we agreed, subject to certain exceptions, for the later of (A) 90 days after the closing date of this offering and (B) the date on which Stockholder Approval is obtained, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of our Common Stock or Common Stock Equivalents (as defined in the securities purchase agreement) or file any registration statement. These restrictions on future issuances are subject to exceptions for (i) the filing by us of a registration statement on Form S-4 or a registration statement on Form S-8 or a successor form thereto with respect to securities pursuant to any stock option, stock bonus or other stock plan or arrangement or the proposal or authorization of any increase in our authorized capital stock, (ii) the issuance of securities sold in this offering or upon the exercise of securities sold in this offering, (iii) the issuance of shares of our Common Stock upon the exercise of outstanding options or warrants, the vesting of outstanding restricted stock units or upon the conversion of outstanding securities, (iv) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or other arrangements described in this prospectus, (v) the issuance of securities issued pursuant to certain acquisitions or strategic transactions not primarily for the purpose of raising capital, (vi) the filing of one or more amendments to the resale registration statement on Form S-1 covering the shares of our Common Stock issuable upon exercise of the warrants issued in a private placement issued on December 8, 2023 and (vii) the issuance of warrants to purchase 2,221,880 shares of our Common Stock and the 2,221,880 shares issuable upon exercise thereof, which warrants shall be in a form substantially identical to the Class B Warrants that we have agreed to issue to the investor in our registered direct and concurrent private placement that closed on December 8, 2023 in consideration of the investor’s waiver for this offering of its right to prohibit variable rate transactions.

In addition, our directors and executive officers have entered into lock-up agreements with the placement agents. Under these agreements, these individuals have agreed, subject to certain specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for our shares of Common Stock during the Lock Up Period, without first obtaining the written consent of the placement agents. Specifically, these individuals have agreed, in part, not to:

(1)
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock (including without limitation, our Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired (the “Undersigned’s Securities”);
(2)
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities;

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our Common Stock or such other securities, in cash or otherwise;

(3)
make any demand for or exercise any right with respect to the registration of any shares of our Common Stock or any security convertible into or exercisable or exchangeable for our Common Stock; or
(4)
publicly announce or disclose the intention to do any of the foregoing.

In addition, pursuant to the terms of the securities purchase agreement, subject to certain limited exceptions, until the one-year anniversary of the closing date of this offering, we will be prohibited from effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of Common Stock or Common Stock Equivalents (as defined in the Class A Warrants) (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of our Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of our Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the shares of our Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, but excluding an “at-the-market offering”, whereby we may issue securities at a future determined price.

Indemnification

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agents may be required to make for these liabilities.

LEGAL MATTERS

Blank Rome LLP, New York, New York has passed upon the validity of the shares of Common Stock being registered by the registration statement of which this prospectus is a part.

EXPERTS

The financial statements as of and for the year ended December 31, 2023 incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance upon the report of Macias Gini & O’Connell LLP, an independent registered accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

The financial statements as of and for the year ended December 31, 2022 incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance upon the report of BDO USA, P.C., an independent registered accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Independent Registered Public Accounting Firm

On June 21, 2023, the Audit Committee of our Board of Directors dismissed BDO USA, P.C. (“BDO USA”) as our independent registered public accounting firm.

BDO USA’s reports on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 contained an explanatory paragraph regarding our ability to continue as a going concern.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through June 21, 2023, there were no disagreements with BDO USA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

During the years ended December 31, 2022 and 2021, and the subsequent interim period through June 21, 2023, there were no events otherwise reportable under Item 304(a)(1)(v) of Regulation S-K.

The Company provided BDO USA with a copy of the Current Report on Form 8-K that we intended to file with the SEC prior to the filing, and requested that BDO USA furnish us with a letter addressed to the SEC stating whether it agreed with the statements made by us above, and if not, stating the respects in which it did not agree.

Appointment of New Independent Registered Public Accounting Firm

On June 21, 2023, we engaged Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023, effective immediately. During the fiscal years ended December 31, 2022 and 2021 and through June 21, 2023, neither we nor anyone on our behalf consulted with MGO regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that MGO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to (i) the date of the filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the termination or completion of the offering of the securities covered by this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act (File No. 001-36385)):

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 21, 2024;
2.
Our Current Reports on Form 8-K, as filed with the SEC on February 15, 2024, February 21, 2024, February 27, 2024, March 5, 2024, and April 19, 2024;
3.
Our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 22, 2024; and
4.
The description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 30, 1991, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 21, 2024, together with any subsequent amendment or report filed with the SEC for the purpose of updating this description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 27042 Towne Centre Drive, Suite 270, Lake Forest, California 92610, Attention: Investor Relations, telephone: (949) 361-1200. You may also access these documents on our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

Information on any BIOLASE, Inc. website, any subsection, page, or other subdivision of any BIOLASE, Inc. website, or any website linked to by content on any BIOLASE, Inc. website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Up to 2,249,000 Shares of Common Stock Underlying the Class A Warrants

Up to 16,000,000 Shares of Common Stock Underlying the Class B Warrants

BIOLASE, Inc.

Prospectus

April 22, 2024